Exhibit 99.1

Anika Therapeutics Announces U.S. MONOVISC® License and Supply Agreement with DePuy Mitek, Inc.

BEDFORD, Mass.--(BUSINESS WIRE)--December 21, 2011--Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced the signing of an exclusive, multi-year U.S. licensing and supply agreement with DePuy Mitek, Inc., a leading orthopedic sports medicine company, for Anika’s MONOVISC®, a highly purified, high molecular weight form of hyaluronic acid for treating pain in patients suffering from osteoarthritis of the knee.

In connection with the entering into of the agreement, Anika will receive an initial payment of $2.5 million. Anika also will be entitled to receive additional payments from DePuy Mitek, following the mutual decision to launch the product, related to future regulatory, clinical, and sales milestones. The MONOVISC® product is currently pending approval by the U.S. Food and Drug Administration.

Anika’s Chief Executive Officer, Charles H. Sherwood, Ph.D., commented “Our collaboration with DePuy Mitek for Anika’s initial viscosupplementation product, ORTHOVISC®, has provided great benefit to both organizations. We are very pleased to strengthen this strong and productive alliance with the addition of the MONOVISC® product.”

Designed to relieve pain and stiffness and improve joint mobility, MONOVISC® has been marketed outside of the United States since 2008. It is currently sold in Canada and various European and Middle Eastern nations.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by ORTHOVISC®, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements that may be identified by words such as “remains,” “focus,” “expect,” “prospective,” “expanding,” “building,” “continue,” “progress,” “plan,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and do not constitute historical matters. These statements also include those relating to: (i) the Company’s potential achievement of the various milestones contained in the Company’s new licensing and supply agreement, including prospects for U.S. Food and Drug Administration (“FDA”) approval of MONOVISC®, (ii) expectations regarding future research and development spending, including the funding of future clinical trials for MONOVISC® under the Company’s new licensing and supply agreement, (iii) the size of the U.S. market for viscosupplementation products, and (iv) Anika’s success generally in connection with its partnership with DePuy Mitek. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors, including (i) the Company's ability to receive FDA or other regulatory approvals or clearances of its products, including MONOVISC®, and its Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company’s ability to obtain panel review of MONOVISC® through an Orthopedic Advisory Panel and the timing and results of such review; (iii) the Company’s ability to launch MONOVISC® in the U.S., if at all; (iv) the Company’s ability to provide an adequate and timely supply of its products, including MONOVISC®, to its customers; (v) the Company’s new licensing and supply arrangements not resulting in meaningful sales or being terminated at an earlier date in accordance with its terms, or any of the milestones contained in the Company’s new licensing and supply agreement not being achieved, including approval of MONOVISC® by the FDA, (vi) the mutual decision to launch MONOVISC® in the United States and the risk, even if FDA approval is achieved, that either the Company or DePuy Mitek may not agree to do so, and (vii) the Company’s ability to successfully defend against the lawsuit filed by Genzyme and any other adverse lawsuits or claims, and the uncertain impact such lawsuits or claims may have on the Company’s ability to launch MONOVISC® in the United States, and the uncertain financial impact such lawsuits and claims and related defense costs may have on the Company and its new licensing and supply agreement. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as those described in the Company's other press releases and SEC filings.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO